Exhibit 99.1

USG Corporation Announces Notice of Redemption of Convertible Senior Notes

CHICAGO--(BUSINESS WIRE)--March 18, 2014--USG Corporation (NYSE: USG), a leading building products company, today announced that it has issued a notice of redemption on March 18, 2014 to redeem the remaining $75 million in aggregate principal amount of USG’s outstanding 10% contingent convertible senior notes due 2018.

The notice of redemption provides that the convertible senior notes called for redemption would be redeemed at a stated redemption price equal to 105% of the aggregate principal amount of such notes, plus accrued and unpaid interest to (but not including) the redemption date, for a total payment of $1,087.77 per $1,000 principal amount of notes being redeemed.

In lieu of redemption, holders may elect prior to the redemption date to convert their convertible senior notes into shares of USG common stock. The convertible senior notes are convertible into 87.7193 shares of USG common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of $11.40 per share. Based on recent trading prices of USG common stock, USG believes that the holders of the convertible senior notes currently would elect to convert their notes called for redemption rather than receive the redemption price. If all convertible senior notes are converted to shares, there will be no accrued interest paid for the time since the last interest payment date.

To the extent holders of the convertible senior notes do not elect to convert their notes called for redemption prior to the redemption date, USG expects to use a combination of cash, cash equivalents and borrowings under its credit facilities to fund the redemption price.

In November 2013, USG issued a notice of redemption to redeem the initial $325 million of the $400 million in aggregate principal amount of USG’s 10% convertible senior notes due 2018 outstanding at that time. Less than all of the outstanding notes were called for redemption in order to avoid limitations to USG’s net operating loss carryforwards under the Internal Revenue Code in the event the ownership of certain USG stockholders changes by more than 50% over a three-year period. Due to recent trading activity, USG believes it can now call for redemption the remaining outstanding convertible senior notes without the risk of any limitation on the use of our net operating loss carryforwards.

USG Corporation

USG Corporation is a manufacturer and distributor of innovative, high-performance building systems through its United States Gypsum Company, USG Interiors, LLC, L&W Supply Corporation and other subsidiaries. Headquartered in Chicago, USG’s Worldwide operations serve the commercial, residential, and repair and remodel construction markets, enabling our customers to build the outstanding spaces where people live, work and play. USG wall, ceiling, exterior sheathing, flooring underlayment and roofing systems provide leading-edge building solutions, while L&W Supply branch locations efficiently stock and deliver building materials throughout the United States. USG and its subsidiaries are proud sponsors of the U.S. Olympic and Paralympic teams and the Canadian Olympic team. For additional information, visit www.usg.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ materially from management’s expectations and, accordingly, may affect our sales and profitability or other results and liquidity. Actual results may differ materially due to various other factors, including: economic conditions, such as the levels of new home and other construction activity, employment levels, the availability of mortgage, construction and other financing, mortgage and other interest rates, housing affordability and supply, the levels of foreclosures and home resales, currency exchange rates and consumer confidence; capital markets conditions and the availability of borrowings under our credit agreement or other financings; our substantial indebtedness and our ability to incur substantial additional indebtedness; competitive conditions, such as price, service and product competition; shortages in raw materials; changes in raw material and energy costs; volatility in the assumptions used to determine the funded status of our pension plans; the loss of one or more major customers and our customers’ ability to meet their financial obligations to us; capacity utilization rates for us and the industry; our ability to expand into new geographic markets and the stability of such markets; our ability to successfully operate the joint venture with Boral Limited, including risks that our joint venture partner, Boral Limited, may not fulfill its obligations as an investor or may take actions that are inconsistent with our objectives; our ability to protect our intellectual property and other proprietary rights; changes in laws or regulations, including environmental and safety regulations; the satisfactory performance of certain business functions by third party service providers; our ability to achieve anticipated savings from cost reduction programs; the outcome in contested litigation matters; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this press release. Additional information concerning these and other factors may be found in our filings with the Securities and Exchange Commission, including the “Risk Factors” in our most recent Annual Report on Form 10-K.

CONTACT:
USG Corporation
Media:
Robert Williams, (312) 436-4356
rewilliams@usg.com
or
Investors:
Matthew Ackley, (312) 436-6263
investorrelations@usg.com